Exhibit 99.1


NEWS BULLETIN

    FROM:
 CalAmp Logo

FOR IMMEDIATE RELEASE

           CalAmp Reports Fiscal 2010 Second Quarter Results

OXNARD, Calif., October 8, 2009--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal 2010 second quarter ended August 31, 2009. Key elements include:
  * Consolidated second quarter revenues of $23.9 million, within guidance and 4% higher than prior quarter.
  * Second quarter GAAP net loss of $4.2 million, or $0.17 per diluted share; Adjusted basis (non-GAAP) loss of $2.3 million or $0.09 per diluted share. Included in the GAAP and adjusted basis loss is a $1 million pre-tax charge (or $0.04 per diluted share on a GAAP basis and $0.02 per diluted share on an adjusted basis) related to a loss on the sale of preferred stock in a privately held company.
  * Second quarter net cash provided by operations of $2.9 million.
  * Total debt balance reduced by $3.6 million in second quarter to $14.4 million.

Rick Gold, CalAmp's President and Chief Executive Officer, commented, "I am pleased by our ability to continue growing revenue and generating operating cash flow in this challenging economic environment. Our second sequential quarter of top line growth was driven by the continued ramp of unit volumes in our satellite products business, which showed an 8% increase in revenues over the previous quarter, and a 2% sequential revenue growth in our wireless datacom business. Looking ahead, I am encouraged by the strong demand we are seeing for our satellite products in the second half of FY10, and the expanding pipeline of new business opportunities in our wireless datacom business."

Mr. Gold continued, "In addition, we remain committed to improving our balance sheet and enhancing our financial flexibility. During the second quarter, our focus on working capital management helped generate $2.9 million in cash flow from operations, and we reduced total debt by $3.6 million to a balance of $14.4 million."

Fiscal 2010 Second Quarter Results
Total revenue for the fiscal 2010 second quarter was $23.9 million compared to $23.3 million for the second quarter of fiscal 2009. The year-over-year increase in revenues was due primarily to higher sales of the Company's satellite products, partially offset by lower sales of its wireless datacom products.

Gross profit for the fiscal 2010 second quarter was $4.8 million or 20.1% of revenues compared to gross profit of $7.5 million or 32.0% of revenue for the same period last year. The reduction in gross profit and gross margin percentage in the latest quarter was due primarily to lower wireless datacom revenues.

Results of operations for the fiscal 2010 second quarter as determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") was a
net loss of $4.2 million or $0.17 loss per diluted share.   This compares to
a net loss of $1.5 million or $0.06 loss per diluted share in the second quarter of last year.

The Adjusted Basis (non-GAAP) net loss for the fiscal 2010 second quarter was $2.3 million or $0.09 loss per diluted share compared to Adjusted Basis net loss of $0.6 million or $0.02 loss per diluted share for the same period last year. The Adjusted Basis net loss excludes the impact of changes in the deferred income tax asset valuation allowance, amortization of intangible assets and stock-based compensation expense, each net of tax to the extent applicable. A reconciliation of the GAAP basis net loss to Adjusted Basis net loss is provided in the table at the end of this press release.

Included in the second quarter GAAP and Adjusted Basis net loss is a pre-tax loss of approximately $1 million related to the sale of preferred stock in a privately-held company. Net of tax, this amounted to $0.04 per diluted share
on a GAAP basis and $0.02 per diluted share on an Adjusted Basis   Pursuant
to CalAmp's bank credit agreement, $1 million, representing substantially all of the net proceeds of this asset sale, was applied to the outstanding balance of CalAmp's bank term loan.

Liquidity
At August 31, 2009, the Company had total cash of $4.4 million, with $14.0 million in total outstanding bank debt and a $0.4 million note payable to a key Direct Broadcast Satellite ("DBS") customer. Net cash provided by operating activities was $2.9 million for the three months ended August 31, 2009. During the latest quarter, the principal on the Company's bank loan was paid down by $1.8 million and the principal on the note payable to the DBS customer was also paid down by $1.8 million.

The Company's bank term loan has a maturity date of December 31, 2009, and consequently the entire term loan balance is classified as a current liability in the Consolidated Balance Sheet at August 31, 2009. The Company is currently in active discussions with several banks, and expects to refinance the term loan prior to the end of calendar 2009 from the proceeds of an asset-based loan, possibly supplemented by proceeds from other funding sources. The Company also expects to retire the note payable to a key DBS customer during the fiscal third quarter.

Business Outlook
Commenting on the Company's business outlook, Mr. Gold said, "We are experiencing a sharp increase in demand for our satellite products in the second half of fiscal 2010. We expect to see fiscal third quarter consolidated revenues increase significantly on a sequential quarter basis and be in the range of $29 to $32 million, with a GAAP basis net loss in the range of $0.03 to $0.07 per diluted share. The Adjusted Basis (non-GAAP) results of operations for the third quarter, which exclude changes in the valuation allowance for U.S. deferred tax assets, intangibles amortization expense net of tax and stock-based compensation expense net of tax, are expected to be in the range of $0.04 net loss to breakeven. With the increased demand and strong operating momentum we expect further growth in the fiscal 2010 fourth quarter with consolidated revenues in the $34 to $38 million range and GAAP-basis profitability."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2010 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Rick Gold and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-6009 (480-629-9771 for international callers). An audio replay will be available through October 15, 2009, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4168016.

Additionally, a live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management and direct broadcast satellite markets. The Company's products are marketed under the CalAmp, Dataradio, SmartLink, Aercept, LandCell and Omega trade names. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company's satellite and wireless markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, the Company's ability to refinance or extend its bank term loan prior to the December 31, 2009 maturity date, and other risks or uncertainties that are described in the Company's Annual Report on Form 10-K for fiscal 2009 as filed on May 12, 2009 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:            AT FINANCIAL RELATIONS BOARD:
Rick Vitelle               Lasse Glassen
Chief Financial Officer    General Information
(805) 987-9000             (213) 486-6546
                           lglassen@mww.com



                      -Financial Tables to Follow-

                                 CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                   Three Months Ended      Six Months Ended
                                        August 31,            August 31,
                                   ------------------     -----------------
                                     2009       2008        2009       2008
                                   -------    -------     -------    -------
Revenues                          $ 23,940   $ 23,308    $ 46,940   $ 51,209

Cost of revenues                    19,136     15,840      37,429     34,312
                                   -------    -------     -------    -------

Gross profit                         4,804      7,468       9,511     16,897
                                   -------    -------     -------    -------
Operating expenses:
  Research and development           2,633      3,131       5,531      6,331
  Selling                            2,402      1,647       4,603      3,919
  General and administrative         2,501      3,266       5,258      6,362
  Intangible asset amortization        342      1,240         683      2,572
                                   -------    -------     -------    -------
                                     7,878      9,284      16,075     19,184
                                   -------    -------     -------    -------
Operating loss                      (3,074)    (1,816)     (6,564)    (2,287)

Non-operating expense, net          (1,169)      (334)     (1,636)      (750)
                                   -------    -------     -------    -------
Loss before income taxes            (4,243)    (2,150)     (8,200)    (3,037)

Income tax benefit                     -          652         -        1,042
                                   -------    -------     -------    -------
Net loss                          $ (4,243)  $ (1,498)   $ (8,200)  $ (1,995)
                                   =======    =======     =======    =======


Basic and diluted loss per share    $(0.17)    $(0.06)     $(0.33)    $(0.08)
                                    ======     ======      ======     ======

Shares used in per basic and
 diluted per share calculations     24,918     24,737      24,889     24,720




                           BUSINESS SEGMENT INFORMATION
                             (Unaudited, in thousands)


                               Three Months Ended       Six Months Ended
                                   August 31,               August 31,
                              --------------------     ------------------
                               2009          2008       2009        2008
                              ------        ------     ------      ------

Revenue
  Satellite                  $  9,964    $  3,176    $ 19,213    $ 10,817
  Wireless DataCom             13,976      20,132      27,727      40,392
                              -------     -------     -------     -------
    Total revenue            $ 23,940    $ 23,308    $ 46,940    $ 51,209
                              =======     =======     =======     =======

Gross profit
  Satellite                  $    331    $    (81)   $    758    $    652
  Wireless DataCom              4,473       7,549       8,753      16,245
                              -------     -------     -------     -------
    Total gross profit       $  4,804    $  7,468    $  9,511    $ 16,897
                              =======     =======     =======     =======

Operating income (loss)
  Satellite                  $   (728)   $ (1,324)   $ (1,345)   $ (1,656)
  Wireless DataCom             (1,299)        916      (2,943)      1,973
  Corporate expenses           (1,047)     (1,408)     (2,276)     (2,604)
                              -------     -------     -------     -------
Total operating loss         $ (3,074)   $ (1,816)   $ (6,564)   $ (2,287)
                              =======     =======     =======     =======

                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)


                                                   August 31,     February 28,
                                                      2009           2009
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  4,401        $  6,913
  Accounts receivable, net                            12,178          13,682
  Inventories                                         11,671          15,139
  Deferred income tax assets                           3,274           3,479
  Prepaid expenses and other current assets            4,253           4,962
                                                    --------        --------
     Total current assets                             35,777          44,175

Equipment and improvements, net                        2,085           2,139
Deferred income tax assets, less current portion      13,252          13,111
Other intangible assets, net                           5,828           6,473
Other assets                                           1,783           3,749
                                                    --------        --------
                                                    $ 58,725        $ 69,647
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Bank loan payable                                 $ 13,985        $ 17,550
  Subordinated note payable                              410           3,528
  Accounts payable                                    10,746           5,422
  Accrued payroll and employee benefits                2,630           3,380
  Accrued warranty costs                               2,657           3,286
  Other accrued liabilities                            7,553           8,683
  Deferred revenue                                     3,853           3,609
                                                    --------        --------
     Total current liabilities                        41,834          45,458
                                                    --------        --------

Non-current liabilities                                  975             990

Stockholders' equity:
  Common stock                                           257             252
  Additional paid-in capital                         145,537         144,881
  Accumulated deficit                               (129,014)       (120,814)
  Accumulated other comprehensive loss                  (864)         (1,120)
                                                    --------        --------
     Total stockholders' equity                       15,916          23,199
                                                    --------        --------
                                                    $ 58,725        $ 69,647
                                                    ========        ========




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                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                           Six Months Ended
                                                               August 31,
                                                          ------------------
                                                          2009         2008
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $ (8,200)    $ (1,995)
    Depreciation and amortization                         1,283        3,770
    Stock-based compensation expense                        858          361
    Loss on sale of investment                            1,008          -
    Deferred tax assets, net                                -         (1,046)
    Changes in operating working capital                  8,462         (376)
    Other                                                    23          -
                                                       --------     --------
       Net cash provided by operating activities          3,434          714
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                   (544)        (561)
    Proceeds from sale of investment                        992          -
    Collections on note receivable                          150          420
    Earnout payments on TechnoCom acquisition               -           (872)
    Other                                                   (36)         296
                                                       --------     --------
       Net cash provided (used) by
         investing activities                               562         (717)
                                                       --------     --------

Cash flows from financing activities:
    Proceeds from line of credit borrowing                1,000          -
    Debt repayments                                      (7,683)      (1,500)
                                                       --------     --------
       Net cash used in financing activities             (6,683)      (1,500)
                                                       --------     --------
Effect of exchange rate changes on cash                     175         (388)
                                                       --------     --------

Net change in cash and cash equivalents                  (2,512)      (1,891)

Cash and cash equivalents at beginning of period          6,913        6,588
                                                       --------     --------
Cash and cash equivalents at end of period             $  4,401     $  4,697
                                                       ========     ========

                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Loss and Adjusted Basis Net Loss Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Loss and Adjusted Basis Net Loss Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Net Loss to Adjusted Basis (non-GAAP) Net Loss is as follows:




                                        Three Months           Six Months
                                           Ended                 Ended
                                         August 31,            August 31,
                                       -------------         -------------
                                        2009    2008         2009     2008
                                       -----   -----        -----    -----

GAAP Basis Net Loss                  $(4,243)  $(1,498)    $(8,200)  $(1,995)

Adjustments to reconcile to
 Adjusted Basis Net Loss:

  Increase in valuation allowance
   for U.S. deferred tax assets        1,473       -         2,597       -
  Amortization of intangible assets,
   net of tax (1)                        203       720         405     1,494
  Stock-based compensation expense,
   net of tax (1)                        264       205         509       210
                                     -------   -------     -------   -------
Adjusted Basis Net Loss              $(2,303)  $  (573)   $ (4,689)  $  (291)
                                     =======   =======     =======   =======
Adjusted Basis Net Loss
 Per Diluted Share                   $ (0.09)  $ (0.02)   $  (0.19)  $ (0.01)

Weighted average common shares
  outstanding on diluted basis         24,918   24,737      24,889    24,720


(1) These reconciling items are tax effected using the Company's combined U.S. federal and state statutory tax rate of 40.7% and 41.9% for the six months ended August 31, 2009 and 2008, respectively